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                                                                   Exhibit 10(p)

                    Amendment No. 1 to Employment Agreement
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Reference is made to the Employment Agreement dated as of September 19, 1997
(the "Agreement"), between United Rentals, Inc. (subsequently renamed United Rentals (North America), Inc.), a Delaware corporation (the "Company"), and Bradley S. Jacobs ("Executive").

The Company and Executive agree that the second sentence of paragraph 6(a)(iii) of the Agreement is replaced in its entirety by the following new sentence:

     If this Agreement is terminated pursuant to this paragraph 6(a)(iii), the Company shall be obligated to pay to Executive a severance payment equal to
     13.51 times the sum of (x) the Executive's annual Base Salary in effect at the time of termination plus (y) the highest annual cash bonus (if any) paid by the Company to Executive during the three-year period preceding the date of termination; provided, however, that the aforesaid multiple shall
                          --------  -------
     be five (rather than 13.51) if such termination is either a result of Executive's death or a notice of termination due to Disability.

The Company and the Executive further agree that the words "unless it occurs with Executive's express prior written consent" are deleted from the first sentence of Paragraph 6(d).

     Except as specifically set forth above, the Agreement remains unmodified and in full force and effect.


Dated: December 24, 1999


UNITED RENTALS (NORTH AMERICA), INC.


By:
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Bradley S. Jacobs